As Filed with the Securities and Exchange Commission on November 18, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Ming Yang Wind Power Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

Jianye Road, Mingyang Industry Park

National Hi-Tech Industrial Development Zone

Zhongshan, Guangdong 528437

People’s Republic of China

(86) 760-2813-8666

(Address of Principal Executive Offices) (Zip Code)

China Ming Yang Wind Power Group Limited

2010 Equity Incentive Plan

(Full title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017, United States

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leiming Chen

Simpson Thacher & Bartlett LLP

35th Floor, ICBC Tower

3 Garden Road

Central, Hong Kong

(852) 2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering Price(3)	Amount of registration fee(3)
Ordinary Shares, $0.001 par value per share(1)	12,553,897 shares	$1.94	$24,367,227	$3,139

(1)	These shares may be represented by the Registrant’s American Depositary Shares, each of which represents one ordinary share. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-169278).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the China Ming Yang Wind Power Group Limited 2010 Equity Incentive Plan (the “2010 Plan”).
(3)	This Registration Statement registers 4,880,000 ordinary shares of the Registrant underlying outstanding but unexercised options previously granted under the 2010 Plan and 7,673,897 ordinary shares of the Registrant issuable under the 2010 Plan. Pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based (i) with respect to the 4,880,000 shares underlying outstanding options previously granted under the 2010 Plan, on the exercise price of $1.29 per share and (ii) with respect to the 7,673,897 shares issuable under the 2010 Plan, on the average of the high and low prices for the Registrant’s ADSs as listed on the New York Stock Exchange on November 13, 2013 or $2.355, divided by one, the then ordinary share-to-ADS ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by China Ming Yang Wind Power Group Limited (the “Registrant”) with the Commission are incorporated by reference herein:

•	The Registrant’s latest annual report on Form 20-F filed with the Commission on April 30, 2013;

•	The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A
(File No. 001-34866) filed with the Commission on September 14, 2010 pursuant to Section 12 of the Exchange Act, which incorporates by reference the description of the Registrant’s ordinary shares set forth in the Registrant’s Registration Statement on Form F-1 (File No. 333-169256), as amended, originally filed with the Commission on September 7, 2010.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Articles 146 and 147 of the Registrant’s amended and restated memorandum and articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred or sustained by them in connection with the execution or discharge of their duties, powers, authorities or discretions in their capacities as such, other than by reason of their own dishonesty, wilful default or fraud.

The Registrant has entered into indemnification agreements, substantially in the form filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-169256), originally filed with the Commission on September 7, 2010. Under these agreements, in the event the directors or officers were, are, or become a participant in, or is threatened to be made a participant in, a proceeding in which they may be involved as a party or otherwise by reason of an indemnifiable event, the Registrant shall indemnify its directors and officers from and against any and all expenses which they incur or become obligated to incur in connection with such proceeding, to the fullest extent permitted by applicable law subject to certain exclusions including the indemnification brought about by their dishonesty or fraud.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zhongshan, Guangdong Province, People’s Republic of China on November 18, 2013.

China Ming Yang Wind Power Group Limited

By:	/s/ CHUANWEI ZHANG
Name:	Chuanwei Zhang
Title:	Chairman of the Board of Directors, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Chuanwei Zhang, as his true and lawful attorney-in-fact and agent, with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or him, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on November 18, 2013.

Signature	Capacity

/s/ Chuanwei Zhang	Chairman and Chief Executive Officer
Chuanwei Zhang	(Principal Executive Officer)

/s/ Calvin Lau	Chief Financial Officer
Calvin Lau	(Principal Financial and Accounting Officer)

/s/ Song Wang	Director
Song Wang

/s/ Cole Capener	Director
Cole Capener

/s/ Leo Charles Austin	Director
Leo Charles Austin

/s/ Dabing Zhou	Director
Dabing Zhou

/s/ Stephen Markscheid	Director
Stephen Markscheid

/s/ Xueyong Zhao	Director
Xueyong Zhao

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Ming Yang Wind Power Group Limited, has signed this registration statement or amendment thereto in New York, New York on November 6, 2013.

Law Debenture Corporate Services Inc.

By:	/s/ Amy Segler
Name:	Amy Segler
Title:	Service of Process Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F (File No. 001-34866), as amended, initially filed with the Commission on April 11, 2011)

4.2	2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form F-1 (File No. 333-169256), as amended, initially filed with the Commission on September 7, 2010)

4.3	Amendment No. 1 to the 2010 Equity Incentive Plan*

5.1	Opinion of Maples and Calder*

23.1	Consent of Maples and Calder (included in Exhibit 5.1)

23.2	Consent of KPMG*

24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement).

*	Filed herewith